Exhibit 21.1

Subsidiaries	State or Other Jurisdiction of Incorporation or Organization
Beijing Viasat Science and Technology Co., Ltd.	China
Carmel Comunicaciones, S.A. de C.V.	Mexico
Engreen, Inc.	United States (CA)
Engreen India Private Limited	India
IOM Licensing Holding Company Limited	Isle of Man
mmWaveBroadband Co	United States (DE)
TrellisWare Technologies, Inc.	United States (DE)
VGlobal Corp, S.A. de C.V.	Mexico
Viasat (IOM) Limited	Isle of Man
Viasat Antenna Systems S.A.	Switzerland
Viasat Australia Pty Limited	Australia
Viasat Brasil Participações Ltda.	Brazil
Viasat Brasil Serviços de Comunicações Ltda.	Brazil
Viasat Broadband Holdings B.V.	Netherlands
Viasat Canada Corp.	Canada
Viasat Carrier Services, Inc.	United States (DE)
Viasat China Services, Inc.	United States (DE)
Viasat Colombia S.A.S	Colombia
Viasat Communications Germany GmbH	Germany
Viasat Communications Italy S.r.l.	Italy
Viasat Europe Limited	Ireland
Viasat Europe Sàrl	Switzerland
Viasat Germany GmbH	Germany
Viasat Honduras, S. de R.L.	Honduras
Viasat Ibérica, S.L..	Spain
Viasat India Pvt. Ltd.	India
Viasat Israel Ltd.	Israel
Viasat Italy S.r.l.	Italy
Viasat Japan 合同会社 (Viasat Japan G.K.).	Japan
Viasat Kenya Holdings Limited.	United Kingdom
Viasat Kenya Limited.	Kenya
Viasat Netherlands B.V.	Netherlands
Viasat Nigeria Limited	Nigeria
Viasat Peru S.R.L.	Peru
Viasat Polska LLC sp. z o.o..	Poland
Viasat Satellite Holdings Limited	United Kingdom
Viasat Satellite Ventures Holdings Luxembourg S.a.r.l.	Luxembourg
Viasat Services Holding Co	United States (DE)
Viasat South Africa (Pty) Ltd	South Africa
Viasat South Africa Holdings Limited	United Kingdom
Viasat Technologies Limited	United Kingdom
Viasat Tecnologia S.A. de C.V.	Mexico
Viasat UK Defence and Security Limited.	United Kingdom
Viasat UK Limited	United Kingdom
Viasat VS3 Holdings Limited	United Kingdom
Viasat Worldwide Limited	United States (DE)
VParent, Inc.	United States (DE)
VService, Inc.	United States (DE)